Exhibit 99.1

GLOBAL NET LEASE announces 99% of First quarter RENT collected;

approximately $258 million acquisitions pipeline

NEW YORK – April 7, 2021 – Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”) announced today that it collected 99% of the original cash rent due for the first quarter of 2021 as of April 1, 2021. The Company also announced that it had a forward acquisition pipeline of six properties for approximately $258 million.

“GNL completed another quarter of stellar rent collection, underscoring the quality and resiliency of our portfolio” said James Nelson, CEO of GNL. “We are looking forward to expanding our best-in-class portfolio with six additional assets that fit our investment profile which targets mission-critical assets with net leases to strong underlying tenants in the United States, Canada, Western and Northern Europe.”

Acquisition Pipeline

The Company announced a forward acquisition pipeline of six properties to be acquired at an aggregate contract purchase price of $258 million at a going-in cap rate1 of 8.5% and a weighted-average cap rate of 9.7%2 with an average remaining lease term of 19.4 years, weighted based on square feet, as of the expected closing dates.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global COVID-19 pandemic, including actions taken to contain or treat the COVID-19, on the Company, the Company’s tenants and the global economy and financial markets and that the information about first quarter 2021 rent collections may not be indicative of any future period, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed on February 26, 2021, and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

1.	Going-in capitalization rate is a rate of return on a real estate investment property based on the expected, cash rental income that the property will generate under its existing lease during the first year of the lease. Going-in capitalization rate is calculated by dividing the cash rental income the property will generate during the first year of the lease (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted average going-in capitalization rate is based upon square feet of the date of acquisition.
2.	Capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-line rental income that the property will generate under its existing lease. Capitalization rate is calculated by dividing the average annualized straight-line rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted average capitalization rate is based upon square feet.

Contacts:

Investors and Media:

Email: investorrelations@globalnetlease.com

Phone: (212) 415-6510